EXHIBIT 10.47

CREDIT AGREEMENT

BY AND BETWEEN

QUEST DIAGNOSTICS INCORPORATED

AND

CIPHERGEN BIOSYSTEMS, INC.

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and effective on the 22nd day of July, 2005, by and between Ciphergen Biosystems, Inc., a Delaware corporation (“Borrower” or “the Company”), and Quest Diagnostics Incorporated, a Delaware corporation (the “Lender” or “Quest Diagnostics”).

WHEREAS, the Company and Quest Diagnostics have entered into a Strategic Alliance Agreement dated as of the date hereof (the “Strategic Alliance Agreement”) related to the development of laboratory tests; and

WHEREAS, Borrower wishes to obtain from Lender and Lender wishes to grant to Borrower a line of credit in the principal amount of ten million dollars ($10,000,000) (the “Maximum Principal Obligation”).

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the parties agree as follows:

1.                                       THE LOAN.

1.1                                 Loan.

Subject to the terms contained herein, Lender hereby agrees to loan to Borrower (the total principal amounts loaned pursuant to this Section 1.1 are referred to as the “Loan”) an aggregate principal amount equal to the Maximum Principal Obligation of ten million dollars ($10,000,000).

1.2                                 Use of Loan Proceeds.

The proceeds of the Loan shall only be used to pay the costs and expenses directly related to the preparation of the Plans and the activities contemplated by the strategic alliance as more fully set forth in the Strategic Alliance Agreement.

1.3                                 Procedure for Disbursement.

1.3.1                        Disbursements under the Loan shall be made in increments of four hundred sixteen thousand six hundred sixty six dollars and 66 cents ($416,666.66) on the last day of each month during the twenty four (24) month period ending after the date of this Agreement.  Prior to each disbursement, Borrower shall provide to Lender a certification by the Chief Executive Officer or Chief Financial Officer as to: (a) the completeness and accuracy at the time of the certification of the representations and warranties contained in Article 3; and (b) the absence of any default hereunder.

1.3.2                        Amounts distributed under this Agreement shall be delivered by Lender to Borrower or its order in cash or cash equivalent, provided that Borrower shall have previously executed and delivered to Lender one or more Revolving Promissory Notes in the form attached hereto as Schedule A (the “Note”) promising to pay amounts borrowed in accordance with the terms of the Note and this Agreement.

1.4                                 Interest.

Subject to Section 1.5.3, interest shall accrue on the average daily balance of all amounts loaned to Borrower at an annual rate equal to the Prime Rate plus 0.5% until such time as the Loan is forgiven or repaid in accordance with Section 1.5.2.  Interest shall be calculated on the basis of the actual number of days elapsed over a year of 365 days (or 366, if applicable).  Prime Rate means the per annum rate of interest established from time to time by Bank of America as its Prime Rate.  Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by Bank of America.  The Prime Rate is a reference rate used by Bank of America in determining interest rates on some loans which may be priced at, above or below such announced rate and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

1.5                                 Repayment.

1.5.1                        Termination of Agreement.  All rights and obligations under this Agreement, including but not limited to Borrower’s obligations of repayment and Lender’s rights under Section 4 shall survive, and remain in full force and effect, until all principal and interest and any other amounts due Lender hereunder are fully paid.  Borrower shall have the right to terminate this Agreement upon two (2) business days notice and payment in full of all principal and interest and other amounts, if any,  due Lender under this Agreement.

1.5.2                        Loan to be Forgiven Upon Achievement of Milestones; Repayment of Principal and Interest.   Provided no Event of Default has occurred and is continuing, the Loan shall be forgiven to the extent that Borrower achieves certain milestones with respect to three Plans presented pursuant to the strategic alliance as set forth in the Strategic Alliance Agreement.  In the event Borrower fails to achieve certain milestones as set forth on Schedule B, the principal amount outstanding related to each milestone not achieved shall be due and payable to Lender in one lump sum on the fifth anniversary of the date of this Agreement.  Except to the extent the Loan is forgiven, beginning on the first Business Day of the month following the date of this Agreement, Borrower shall pay to Lender, on a monthly basis and at such time as any principal is prepaid or paid at maturity, all accrued and unpaid interest on the Loan.  All payments of principal and interest shall be paid to Lender by wire transfer.  Payment by wire transfer should be made to Bank of New York, New York, NY, ABA Number 021000018, Account Name: Quest Diagnostics Incorporated, Account Number: 8900159464.

1.5.3                        Late Payment.

Except to the extent the Loan is forgiven, failure to pay any part of the principal, interest or other amount owing hereunder or under any Note within five (5) days after the day on which such payment becomes due and payable shall automatically cause the interest rate on such overdue payment(s) of principal and/or (to the extent permitted by applicable law) interest to be increased by two percent (2%) per annum over the Prime Rate under Section 1.4 (the “Default Rate of Interest”), provided, however, that the imposition of the Default Rate of Interest shall not be construed as a waiver of default, or diminish or otherwise alter or restrict Lender’s right to declare this Agreement in default and to exercise such other rights and remedies as it shall possess under this Agreement or under law.

1.5.4                        Prepayment.

Borrower may, at any time, or from time to time, prepay any part of the Loan’s principal amount then outstanding together with interest accrued on the amount prepaid to the date of prepayment.

2.                                       RECORDS AND REPORTS.

2.1                                 Accounting.

Borrower shall cause to be kept full and proper books of records and accounts, in which full, true, and proper entries will be made of all dealings, business and affairs of Borrower which in any way affect or pertain to the operation of Borrower.   Borrower shall keep its books and records in the manner conforming to generally accepted accounting principles.

2.2                                 Inspection of Records.

Upon five (5) business days notice, so long as Lender is subject to confidentiality requirements that are adequate under applicable law, Borrower shall provide Lender or any of its duly authorized representatives access, during normal working hours, to any financial books, documents, papers and records for the purposes of audit, examination or evaluation.  Borrower further agrees to furnish copies of such financial papers and documents to Lender as it may reasonably require from time to time.

2.3                                 Notice of Event of Default.

Immediately upon becoming aware of the existence of any Event of Default as defined in Section 4.1 herein, or event which with notice, lapse of time, or both, would become an Event of Default, the Borrower shall provide to Lender a notice describing its nature and any action the Borrower is taking (or proposes to take) in connection therewith.

3.                                       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

3.1                                 Representations and Warranties.  Borrower represents and warrants that:

3.1.1.                     Borrower is a corporation duly organized, validly existing, in good standing and possessing all powers and authority to own its property and to conduct the business in which it is engaged as well as all other rights and privileges generally granted by the State of Delaware.  Borrower is qualified to do business in the State of California.  The activities of Borrower do not make it necessary that it be qualified as a foreign corporation in any other state except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business conducted by Borrower.

3.1.2                        Borrower shall remain at all times in compliance in all material respects with the requirements of federal and state and local laws applicable to Borrower’s business.

3.1.3                        Borrower is not in violation of, or in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a violation or default) in the performance of any obligation, agreement or condition contained in the organizational documents of Borrower or in violation or default of any agreement or instrument to which Borrower is a party or by which it may be bound or to which any of its property or assets are subject, or any law, order, rule, regulation, writ, authorization, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, which default or violation would have a material adverse effect on Borrower or its business.

3.1.4                        There are no consents or approvals required under the state or federal law to effect the transactions contemplated by this Agreement.  No other authorization, approval, order, exemption or other action of any court or governmental body of the United States or of any state or other jurisdiction thereof is required to effect the transactions contemplated by this Agreement.

3.1.5                        This Agreement has been duly authorized, executed and delivered by Borrower and, upon due acceptance by Lender, will constitute the valid and legally binding obligation of Borrower enforceable in accordance with its terms against Borrower, subject as to enforcement remedies applicable to bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to equitable principles.

3.1.6                        The execution and delivery of this Agreement by Borrower and the fulfillment of the terms set forth herein do not violate any statute, regulation or other law of the United States, the State of California or of any other state or jurisdiction of the United States applicable to Borrower, or any valid and enforceable order, judgment or decree of any court or governmental body of the United States, or of any state or other jurisdiction thereof, which violation would have a material adverse effect on the business of Borrower.

3.1.7                        The execution and delivery of this Agreement by Borrower and the performance by Borrower of its obligations hereunder do not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, the organizational documents of Borrower or any other agreement or instrument to which Borrower is a party or by which it may be bound or to which any of its property or assets are subject, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of Borrower (except for the Liens in favor of Lender granted under the Security Agreement), except for any breach or default which could not reasonably be expected to have a material adverse effect on the business of Borrower.

3.1.8                        Borrower has and will maintain and, upon request, will provide to Lender copies of, policies of insurance in amounts customarily carried by similarly situated companies, including but not limited to public liability, fire and theft, workers compensation, directors and officers liability and professional liability.  Borrower agrees that it has, and shall maintain, such policies with reputable insurers qualified to do business in the State of California.  Copies of all policies and certificates of insurance required hereby shall be maintained by Borrower and shall be open to inspection by Lender at all reasonable times.  In the event Borrower fails to maintain such insurance coverage and such failure continues for 60 days after Borrower becomes aware thereof, such failure shall constitute an Event of Default under the provisions of this Agreement unless waived by Lender.

4.                                       DEFAULTS AND REMEDIES.

4.1                                 Defaults.

For the purpose of this Agreement, each of the following events is hereby defined as and are declared to be an “Event of Default”:

4.1.1                        Failure to make due and punctual payment of any part of the principal amount outstanding and interest accrued thereon on the date any such payment becomes due for any reason, and the continuance thereof for a period of five (5) days after receipt of notice thereof from Lender;

4.1.2                        Failure of Borrower to comply with the requirements of Section 6;

4.1.3                        Any warranty, representation or other statement of Borrower contained in this Agreement, the Security Agreement, any Note or the Strategic Alliance Agreement, or any certification called for by any such document shall have been false or misleading in any material respect when made;

4.1.4                        The occurrence of any of the following with respect to Borrower (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator, administrator or similar official of Borrower or for any substantial part of its Property or ordering the winding up or liquidation of , or an administrator in respect of, its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against Borrower and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, administrator or similar official of such Person or any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) Borrower shall admit in writing its inability to pay its debts as they become due;

4.1.6                        Failure to perform or observe any other covenants, agreements or conditions prescribed in this Agreement, the Security Agreement, any Note or the Strategic Alliance Agreement and the continuance thereof for a period of fifteen (15) days after receipt of notice thereof by Borrower from Lender (unless a shorter notice period is specified for such failure in such agreement);

4.1.7                        Failure of Borrower or any Subsidiary to make any payment in respect of any Material Debt when due or within any applicable grace period;

4.1.8                        Any event or condition shall occur which results in the acceleration of the maturity of any Material Debt prior to its stated maturity; or

4.1.9                        Any event or condition shall occur which results in the acceleration of the maturity of any Material Debt prior to its stated maturity;

4.2                                 Remedies and Rights of Lender.

4.2.1 Upon an Event of Default, as defined in Section 4.1, other than a payment Event of Default as specified in Section 4.1.1 above, and if such default continues unremedied for thirty (30) days, Lender may, at its option, terminate Lender’s obligations hereunder and declare the whole principal amount outstanding together with interest accrued thereon to become immediately due and payable, together with any costs, including attorneys’ fees, of collecting payment.  Upon a payment Event of Default, as specified above in Section 4.1.1, Lender may at its option, declare the principal amount outstanding, together with interest accrued thereon, to become immediately due and payable together with any costs, including attorneys’ fees, of collecting payment.  The provisions of this Agreement shall constitute a contract between Borrower and Lender and Lender may sue to recover the outstanding principal amount and interest accrued thereon which has not been paid according to the terms of this Agreement, together with such costs and attorneys’ fees as Lender may incur in collecting payment or enforcing the terms of this Agreement.

4.2.2                        Any remedy of Lender as provided herein shall be in addition to any remedy provided by law or equity and shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such remedy shall in no event be construed as a waiver of the right to exercise the same in the event of any subsequent default or breach, nor shall it be deemed to be a waiver of its right subsequently to commence an action.

5.                                       SECURITY INTEREST

The obligations of Borrower under this Loan Agreement shall be secured by a first priority Lien on the Collateral granted to Lender under the Security Agreement.

6.                                       NEGATIVE COVENANTS

Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loan, together with interest, fees and other obligations then due and payable hereunder, have been paid in full:

6.1                                 Restricted Payments

Neither the Borrower nor any of its Subsidiaries will declare or make, or agree to declare or make, any Restricted Payment.

6.2                                 Liens

The Borrower will not, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to the Collateral, other than Permitted Liens.

7.                                       TERM.

The term of this Agreement shall end on the fifth anniversary of the date of this Agreement. The termination of this Agreement shall not affect Borrower’s obligation of repayment pursuant to

Section 1.5 and, until all outstanding principal, interest and late fees have been repaid, Lender’s rights under Section 4.

8.                                       GENERAL PROVISIONS.

8.1                                 Notices. Any notices, requests and other communications hereunder will be in writing and will be deemed given on the date of delivery, if delivered personally, by facsimile transmission, or by overnight courier, or three (3) days after mailing, if sent by registered or certified United States mail, postage prepaid and return receipt requested, in each case addressed as follows:

To the Borrower:	Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, CA 94555
Attention: William E. Rich, CEO
Telephone: (510) 493-9300
Facsimile: (510) 505-2101

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Michael O’Donnell, Esq.
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

To Lender:	Quest Diagnostics Incorporated
Treasury Department
1290 Wall Street West
Lyndhurst, NJ 07071
Attention: Treasurer
Telephone: (201) 729-8390
Facsimile: (201) 729-8905

With a copy to:	Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, NJ 07071
Attention: General Counsel
Telephone: (201) 729-8319
Facsimile: (201) 559-2258

except that any of the foregoing may from time to time by written notice to the others designate another address which will thereupon become its effective address for the purposes of this section.  Any notice delivered by facsimile will be confirmed by a written notice delivered in the mails, by overnight courier or personally; provided that the foregoing will not affect the time for when such facsimile notice will have been considered to have been delivered, such delivery being determined as provided in the first sentence of this Section 8.1.

8.2                                 Absolute Obligation.  The obligations of Borrower to pay the amounts not forgiven hereunder shall be absolute and unconditional without defense or set-off by reason of any default by Lender under this Agreement or any other agreement or of any default by Quest Diagnostics Incorporated or any of its Affiliates under any agreement between Quest Diagnostics Incorporated or any of such Affiliates and Borrower, or for any other reason.

8.3                                 Incorporation by Reference.  The provisions contained in Sections 16.2 through 16.18 of the Strategic Alliance Agreement are incorporated by reference herein except that any references therein to the Strategic Alliance Agreement will be deemed to be references to this Agreement and any references therein to the Members will be deemed to be references to the parties hereto.

9.                                       DEFINITIONS

As used in this Agreement, the following terms shall have the meanings herein specified unless the context otherwise requires.  Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Lyndhurst, New Jersey and Fremont, California.

“Closing Date” means the date of this Agreement.

“Collateral” has the meaning given to such term in the Security Agreement.

“Debt” of any Person means without duplication (i) all indebtedness for borrowed money of such person; (ii) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables and accrued expenses); (iii) all unpaid reimbursement obligations in respect of letters of credit that are not reimbursed within three

Business Days (such as, for example, unpaid reimbursement obligations in respect of a drawing under a letter of credit); (iv) all obligations of such Person evidenced by notes, bonds (other than bid or performance bonds), debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property or businesses; (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property (other than operating leases)); (vi) all capital lease obligations of such Person; (vii) all indebtedness of other persons referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness (provided that the amount of indebtedness shall be deemed to be limited to the lesser of the fair market value of such Property and the principal amount outstanding if such Person has not assumed or become liable for the payment of such indebtedness); (viii) bankers’ acceptances; and (ix) all guaranty obligations of such Person in respect of indebtedness or obligations of any other Person of the kinds referred to in clauses (i) through (viii) above.  Debt shall not include accounts extended by suppliers in the ordinary course of business in connection with the purchase of goods and services.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.   References to sections of ERISA shall be construed also to refer to any successor sections.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof (other than operating leases).

“Material Debt” means Debt of the Borrower and/or one of more of its Subsidiaries in an aggregate principal amount equal to or exceeding $5,000,000.

“Permitted Liens” means (i) any Lien in favor of Lender; and (ii) any Liens against the Collateral existing as of the date hereof and disclosed in writing to, and approved by, Lender.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” shall have the meaning set forth in the Strategic Alliance Agreement between Lender and Borrower.

“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) on any shares of the capital stock of the Borrower (except dividends or distributions payable solely in shares of its capital stock), or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance or acquisition of (a) any shares of the capital stock of the Borrower or any Subsidiary owned by any Person other than the Borrower or any Subsidiary, or (b) any option, warrant or other right to acquire shares of the capital stock of the Borrower or any Subsidiary (but not including (i) payments of principal, premium (if any) or interest made pursuant to the convertible debt securities prior to conversion, (ii) any payments of cash in lieu of fractional shares upon conversion of any convertible security or exercise of any warrant or other right to acquire shares or upon any stock split or combination, stock dividend or business combination; (iii) acquisitions of capital stock of Borrower, in connection with either (A) the exercise of stock options or warrants by way of cashless exercise, or (B) in connection with the satisfaction of withholding tax obligations related to the exercise of stock options; (iv) payments in connection with the repurchase of capital stock of Borrower from any officer, director, employee or consultant upon the resignation, termination, or death of such employees, directors, or consultants; and (v) in connection with any acquisition, (A) acceptance of the return of capital stock of Company constituting a portion of the purchase price in settlement of indemnification claims, or (B)  payments or distributions to dissenting stockholders pursuant to applicable law).

“Security Agreement” means that certain Patent Security Agreement dated as of the date hereof between Lender, as secured party, and Borrower, as grantor, covering the Collateral.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto have set their hands as of the date first written above.

QUEST DIAGNOSTICS INCORPORATED,
a Delaware corporation

By:	/s/ Catherine T. Doherty

Name:	Catherine T. Doherty

Title:	Vice President, Office of the Chairman

CIPHERGEN BIOSYSTEMS, INC.,
a Delaware corporation

By:	/s/ William E. Rich

Name:	William E. Rich

Title:	President and Chief Executive Officer

[Signature page to Credit Agreement]

SCHEDULE A

PROMISSORY NOTE

Fremont, California

July 22, 2005

Ciphergen Biosystems, Inc., a Delaware corporation (the “Borrower”), for value received, hereby promises to pay to Quest Diagnostics Incorporated (“Lender”), to the extent not forgiven under the terms of the Credit Agreement executed as of the date hereof between Borrower and Lender (the “Credit Agreement”), the unpaid principal balance up to the Maximum Principal Obligation of ten million dollars ($10,000,000), and to pay interest (computed on the basis of a 365-day year, or 366 if applicable, actual days elapsed) on the unpaid principal balance hereof, computed in accordance with the terms of the Credit Agreement, until the principal amount hereof shall become due and payable; and to pay interest on any overdue principal and (to the extent permitted by applicable law) on any overdue payment of interest, at the rate specified in the Credit Agreement.

Payments of principal and interest shall be made to Lender as specified in the Credit Agreement.

This Promissory Note is issued pursuant to the Credit Agreement and is entitled to the benefits thereof.

Under certain circumstances, as specified in the Credit Agreement, the principal of the Promissory Note may be declared due and payable in the manner and with the effect provided in said Agreement.

All loans made by Lender to Borrower pursuant to this Promissory Note and all payments and prepayments on account of principal shall be noted by Lender on the Schedule attached hereto and made part hereof; provided, however, that the failure of Lender to make any such notation shall not limit or otherwise affect the obligation of Borrower hereunder.

This Promissory Note and the Credit Agreement are governed by and construed in accordance with Delaware law.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed in its name and on its behalf as of July 22, 2005.

Ciphergen Biosystems, Inc.

By:	/s/ William E. Rich

Name:	William E. Rich

Title:	President and Chief Executive Officer

SCHEDULE

Loans Made Under the Foregoing Note and Payments and Prepayments on Account of the Principal Thereof

Date	Principal Amount of Loan	Amount Principal Paid	Unpaid Principal Balance	Notation Made By

SCHEDULE B

FORGIVENESS MILESTONES

Upon occurrence of each milestone set forth in the table below (each, a “Forgiveness Milestone”) the corresponding amount shall be forgiven from the Loan amount, provided however, if the amount then outstanding under the Loan upon occurrence of such Forgiveness Milestone is less than the amount to be forgiven, then Quest Diagnostics shall pay such additional amount to Ciphergen in accordance with Section 10.3 of the Strategic Alliance Agreement within thirty (30) days of (i) occurrence of such Forgiveness Milestone, if such Forgiveness Milestone is achieved by a Quest Network member or (ii) receipt of the Occurrence Notice (as defined below) for such Forgiveness Milestone, if such of the Forgiveness Milestone is achieved by Ciphergen; provided further that such additional amount shall be subject to the use restrictions set forth in Section 1.2 (during the Base Term) and the Maximum Principal Obligation hereunder shall be reduced by such additional amount.  Without limiting the generality of the foregoing, it is understood that Lender’s aggregate obligation to loan funds to Borrower under the Credit Agreement and to pay any additional amounts under this Schedule B by reason of any Forgiveness Milestone is limited to $10,000,000.  Capitalized terms not defined herein have the meaning set forth in the Strategic Alliance Agreement.

Forgiveness Milestone	Amount of Loan to be Forgiven

Upon completion of all validation, regulatory communication and medically acceptable accuracy for the applicable Application which allows the each of the first three (3) Licensed Laboratory Test to be commercialized, but no later than the first Commercialization of each such Licensed Laboratory Test by any Quest Network member.

$1,000,000 for each Licensed Laboratory Test, for a possible total forgiveness of $3,000,000

Upon FDA clearance of the first Test Kit, but no later than the first Commercialization of the first Test Kit by either Ciphergen or any Quest Network member.	$3,000,000 for the first Test Kit

Upon FDA clearance of each of the following two (2) Test Kits, but no later than the first Commercialization of each such Test Kit by either Ciphergen or any Quest Network member	$2,000,000 for each Test Kit, for a possible total forgiveness of $4,000,000

Total Potential Forgiveness:	$10,000,000

Upon occurrence of a Forgiveness Milestone the Party achieving such milestone shall promptly notify the other Party hereto in writing (each, an “Occurrence Notice”).  In the case of Ciphergen, such Occurrence Notice shall include reasonable documentation substantiating the occurrence of the Forgiveness Milestone.